UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Charles & Colvard, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Charles & Colvard, Ltd.

300 Perimeter Park Drive

Suite A

Morrisville, North Carolina 27560

(919) 468-0399

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2009

To The Shareholders Of Charles & Colvard, Ltd.:

Notice is Hereby Given that the Annual Meeting of the Shareholders of Charles & Colvard, Ltd. (the “Company”) will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 18, 2009, at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1.	To fix the number of members elected to the Board of Directors at four;

2.	To elect four members to the Board of Directors to serve until the 2010 Annual Meeting of Shareholders or until a successor is elected and qualifies, or until his or her death, resignation, removal or disqualification or until there is a decrease in the number of directors;

3.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

George R. Cattermole Chairman

April 10, 2009

A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

300 Perimeter Park Drive

Suite A

Morrisville, North Carolina 27560

(919) 468-0399

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 18, 2009:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2008 Annual Report to the Shareholders are available at http://www.irproxy.charlesandcolvard.com.

This proxy statement is furnished to the shareholders of Charles & Colvard, Ltd. (the “Company”) in connection with the solicitation of proxies, by the Board of Directors of the Company, for use at the 2009 Annual Meeting of the Shareholders of the Company (the “Annual Meeting”) to be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 18, 2009 at 10:00 A.M., Eastern Daylight Savings Time, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about April 10, 2009.

Voting Securities

Our common stock, no par value per share, is the only outstanding voting security of the Company. The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of common stock as of the record date is entitled to one vote for each share of common stock held. As of March 31, 2009, there were 18,437,397 shares of common stock outstanding.

Voting Procedures

The holders of a majority of the shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, constitute a quorum for purposes of voting on a particular matter and conducting business at the Annual Meeting. Votes “for” and “against,” abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists. If a quorum is present at the beginning of the Annual Meeting the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Brokers who are members of the New York Stock Exchange (the “NYSE”) and who hold shares of our common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposals to fix the number of members elected to the Board of Directors at four, elect directors and ratify the appointment of the independent registered public accounting firm are considered “discretionary” items. This means that brokers may vote in their discretion on these matters on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. None of the proposals presented in this proxy statement are “non-discretionary” items. Therefore, brokers that have not received voting instructions from beneficial owners with respect to the proposals contained in this proxy statement may vote in their discretion on these matters on behalf of such beneficial owners.

Under North Carolina law and assuming the existence of a quorum, directors are elected by a plurality of the votes cast by the shares of common stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors. Under the Company’s

Amended and Restated Bylaws (the “Bylaws”), the proposals to fix the number of members elected to the Board of Directors at four and ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009 will be approved if the number of shares voted in favor of each respective proposal exceeds the number of shares voted against each proposal. Abstentions and shares held of record by a broker, as nominee, that are not voted on such proposal will not affect the outcome of such proposals.

Voting of Proxies

The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the proposal to fix the number of members elected to the Board of Directors at four, for the election of the persons nominated to serve as the directors of the Company and named in this proxy statement and for the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the Annual Meeting and giving notice of his or her intention to vote in person or by executing and delivering to us a proxy bearing a later date.

Expenses of Solicitation

The Company will bear the entire cost of the solicitation of proxies from its shareholders. Following the mailing of this proxy statement and the accompanying proxy card, our directors, officers and employees may solicit proxies on behalf of the Company in person, by telephone or by other electronic means. We may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

PROPOSAL 1

FIX THE NUMBER OF MEMBERS ELECTED TO THE BOARD OF DIRECTORS AT FOUR

Pursuant to our Bylaws, the shareholders may fix the number of directors to be elected at any annual meeting. At the 2008 Annual Meeting of the Shareholders, seven directors were elected to serve until the 2009 Annual Meeting or until a successor was elected and qualified, or until his or her death, resignation, removal or disqualification or until there was a decrease in the number of directors. On July 21, 2008, Robert S. Thomas resigned as our Chief Executive Officer and also resigned from our Board of Directors. As a result of Mr. Thomas’ resignation from the Board and the subsequent decisions of Dr. Frederick A. Russ and Lynn L. Lane not to stand for re-election to the Board at the Annual Meeting, the size of our board will be reduced by more than thirty percent. The Board’s Nominating and Governance Committee has recommended to the Board that, given the Company’s current management structure, a four-member Board is appropriate to save costs in light of the recent performance of the Company and the difficult economic environment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO FIX THE NUMBER OF MEMBERS ELECTED TO THE BOARD OF DIRECTORS AT FOUR.

PROPOSAL 2

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors, as provided by North Carolina law and the Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by our officers and employees. The directors are kept informed of our operations at meetings of the Board, through reports and analyses prepared by our management, and in discussions with our management.

The Bylaws provide that the Board of Directors shall consist of one or more members and at any time that it consists of nine or more members, the terms shall be staggered. The four persons named below have been recommended by our Nominating and Governance Committee and approved by the Board to be nominated as candidates to serve on the Board of Directors until the 2010 Annual Meeting of the Shareholders or until his or her successor is elected and qualified, or until his or her death, resignation, removal or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee are set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees. Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

Two current members of the Company’s Board of Directors, Dr. Frederick A. Russ and Lynn L. Lane, will not be standing for re-election at the Annual Meeting.

Nominees for Election as Directors

Laura C. Kendall (57) has served as a director of the Company since May 2003. Since February 2008, Ms. Kendall has been the President of Tanner Companies LLC, which designs and manufactures women’s high fashion luxury apparel under the brand name Doncaster, for sale through a national network of consultants. While at Tanner Companies LLC, Ms. Kendall also served as Chief Operating Officer from January 2007 to January 2008 and Chief Financial Officer from April 2003 to December 2006. From February 2002 to April 2003, she was the Chief Executive Officer of CFOdynamics LLC, which provided financial advisory services to middle market businesses. Ms. Kendall is a member of the Board of Directors of Bank of Commerce, a bank organized under the laws of the State of North Carolina. Ms. Kendall earned her Bachelor of Business Administration degree from Western Michigan University and is a CPA licensed in Michigan.

Richard A. Bird (65) has served as a director of the Company since May 2008, and as Chief Executive Officer of the Company since February 2009. Pursuant to the Management Services Agreement between the Company and Bird Capital Group, Inc. (“BCG”) dated February 3, 2009 (discussed in greater detail under the “Related Person Transactions” section of this proxy statement), BCG provides management services to the Company, including the services of Mr. Bird as the Company’s full-time non-employee Chief Executive Officer. Since April 1997, Mr. Bird has held the position of President of System Strategies, Inc., a Texas advisory firm for private equity investments, corporate development, strategy and mergers and acquisitions. In addition, since December 2007, Mr. Bird has served as President of BCG, a Nevada advisory firm for private equity investments, and as Managing Principal of Bird Capital Partners, LLC, a Nevada private equity investment firm. Mr. Bird earned his Masters degree in Mechanical Engineering from Massachusetts Institute of Technology and his Bachelor of Science degree in Mechanical Engineering from West Virginia University.

George R. Cattermole (67) has served as a director of the Company since May 2008 and as Chairman of the Board since February 2009. Since May 2005, he has served as Chairman of the Board of Directors of Outlast Technologies Inc. (“OTI”), a Boulder, Colorado technology company that provides “phase change materials” to the fiber, textile, bedding and apparel markets worldwide. In addition, Mr. Cattermole served as President and Chief Executive Officer of OTI from October 2000 to May 2005. After attending University of Santa Clara and University of Colorado, Mr. Cattermole joined E.I. DuPont in 1966 where he held a variety of operating, business leader, and corporate assignments, retiring in 1999 as head of Corporate Marketing.

Ollin B. Sykes (57) has served as a director of the Company since May 2008. Since 1984, he has served as the President of Sykes & Company, P.A., a regional accounting firm specializing in accounting, tax and financial advisory services. Mr. Sykes earned his Bachelor of Science degree in accounting at Mars Hill College and is a Certified Public Accountant and a Certified Management Accountant. Mr. Sykes is a member of the Board of Directors of Gateway Bank & Trust, a fully owned subsidiary of Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) and is also a member of the Board of Directors of Hampton Roads Bankshares, Inc., a financial holding company operating in North Carolina, Maryland eastern shore and Virginia.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE MATTERS

Independent Directors

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of independent directors, as determined in accordance with NASDAQ Rule 4200(a)(15). The Board has determined that Ms. Kendall, Mr. Cattermole, Mr. Sykes, Dr. Russ and Ms. Lane (the

“independent directors”) are independent in accordance with applicable NASDAQ listing standards. The Board performed a review to determine the independence of its members and the director nominees and made a subjective determination as to each of these independent directors and independent director nominees that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company. In making these determinations, the Board reviewed the information provided by the directors and director nominees with regard to each individual’s business and personal activities as they may relate to us and our management.

Meetings of the Board of Directors

Pursuant to our Corporate Governance Guidelines, which are available on the Company’s website at www.charlesandcolvard.com, all directors are expected to make every effort to attend meetings of the Board, assigned committees and the Annual Meeting of Shareholders. The Board of Directors meets on a regularly scheduled basis and met fourteen times during the year ended December 31, 2008. During 2008, two directors each missed two meetings. Each of the other directors attended 100% of all of the meetings of the Board of Directors. All seven directors were present at the 2008 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, established in October 1997, has the authority to, among other things: (i) appoint an independent registered public accounting firm to serve as the Company’s external auditor; (ii) direct, monitor and discuss with such auditor the scope, timing and results of its audit; (iii) review and discuss with Company management and the independent registered public accounting firm the Company’s internal control over financial reporting and related reports with respect thereto; (iv) review and approve all “related person transactions,” as that term is defined by Item 404 of Regulation S-K and the Company’s Related Person Transactions Policy; and (v) review the Company’s annual financial statements and the auditors’ report thereon. The Audit Committee, which held twelve meetings in 2008, is composed of Ms. Kendall (Chairperson), Mr. Sykes and Ms. Lane.

The Board of Directors has determined that each of the members of the Audit Committee is independent, in accordance with applicable rules promulgated by the Securities Exchange Commission (the “SEC”) and NASDAQ listing standards. Each member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Ms. Kendall, Mr. Sykes and Ms. Lane are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee assists the Board in overseeing and monitoring the integrity of our accounting and financial reporting process, our compliance with legal and regulatory requirements and the quality of our external and internal audit processes. The role and responsibilities of the Audit Committee are set forth in a formal written charter adopted by the Board, as revised in February 2009, a copy of which is available on the Company’s website at www.charlesandcolvard.com. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Compensation Committee

The Compensation Committee, established in October 1997, has the authority to, among other things: (i) review and approve the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and recommend to the Board the Chief Executive Officer’s annual compensation, including salary, bonus, incentive compensation and equity compensation; (ii) review and approve the evaluation process and compensation structure for our executive officers and recommend to the Board their annual compensation, including salary, bonus, incentive compensation and equity compensation; (iii) review and administer the Company’s incentive and equity compensation plans and recommend changes in such plans to the Board as needed; and (iv) evaluate and make recommendations to the Board concerning the compensation for directors, including if applicable, equity-based compensation. The Compensation Committee also recommends to the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. Each of the members of the Compensation Committee is an

“independent director” in accordance with NASDAQ listing standards. The Compensation Committee is governed by a formal written charter approved by the Board, as revised in October 2006, that addresses its authority and responsibilities, a copy of which is available on the Company’s website at www.charlesandcolvard.com. The Compensation Committee, which held five meetings in 2008, is composed of Ms. Lane (Chairperson), Dr. Russ, Mr. Cattermole and Mr. Sykes. Although the Compensation Committee may delegate authority to subcommittees to fulfill its responsibilities when appropriate, no such authority was delegated during 2008.

The Compensation Committee regularly consults with management, including our Chief Executive Officer, as well as our professional advisors and, when deemed appropriate, outside compensation consultants. In the fourth quarter of 2005, the Compensation Committee, under the direction of the Board of Directors, conducted a formal request for proposal process and retained Findley Davies, Inc., a nationally recognized consulting firm specializing in compensation and employee benefits, to provide a report containing recommendations for 2006 executive officer and director compensation. The report provided the Compensation Committee with relevant market data and alternatives to consider when making its compensation decisions for 2006. The Committee utilized information contained in this report and also considered recommendations from management in establishing 2007 and 2008 executive officer and director compensation. Additionally, the Compensation Committee compared compensation practices of a peer group of companies and utilized information contained in the National Association of Corporate Directors (NACD) Director Compensation Report in establishing 2007 and 2008 director compensation.

Nominating and Governance Committee

The Nominating and Governance Committee, established in December 2003, is responsible for, among other things: (i) screening and recommending candidates for election and appointment to the Board; (ii) recommending to the Board from time to time an appropriate organizational structure (including size and composition) for the Board; (iii) reviewing from time to time the appropriate qualifications, skills and characteristics required of directors, including but not limited to business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board; (iv) developing procedures to receive and evaluate Board nominations received from shareholders and third parties; (v) periodically reviewing and reassessing the adequacy of the Company’s corporate governance principles and business ethics policies and recommending any proposed changes to the Board; and (vi) conducting an annual review of the effectiveness of the Board and its committees and presenting its assessment to the full Board. Each of the members of the Nominating and Governance Committee is an “independent director” in accordance with NASDAQ listing standards. Following the Company’s entry into the Management Services Agreement with Bird Capital Group, Inc. on February 3, 2009 (discussed in greater detail under the “Related Person Transactions” section of this proxy statement), Mr. Bird was no longer an “independent director” under NASDAQ listing standards and he resigned from the Nominating and Governance Committee. The Nominating and Governance Committee is governed by a formal written charter approved by the Board, as revised in October 2006, which addresses the director nomination process and other responsibilities of the Nominating and Governance Committee, a copy of which is available on the Company’s website at www.charlesandcolvard.com. The Nominating and Governance Committee, which held one meeting in 2008, is composed of Dr. Russ (Chairperson), Ms. Kendall and Mr. Cattermole.

Director Nominations

Our Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Shareholders. These provisions state that nominations for election as a director must be made in writing and be delivered or mailed to the Chief Executive Officer of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Chief Executive Officer will provide the Nominating and Governance Committee with a copy of any such notification received by the Company from a shareholder purporting to nominate a candidate for election as a director. Any shareholder wishing to submit a nomination for a director of the Company should send the nomination to the Chief Executive Officer, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

When submitting a nomination to the Chief Executive Officer for consideration by the Nominating and Governance Committee, a shareholder must provide the following minimum information for each director nominee: full name, address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of Company shares owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. The name and residence of the notifying shareholder and the number of shares owned by the notifying shareholder also must be provided. Shareholder nominations for director must be made in a timely manner and otherwise in accordance with our Bylaws and applicable law. If the Nominating and Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) have beneficially owned greater than 5% of the Company’s outstanding stock for at least one year as of the date of such recommendation, the Company, to the extent required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Governance Committee chose to nominate the candidate, as well as certain other information required by SEC rules and regulations.

It is the policy of the Company and the Nominating and Governance Committee to evaluate suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members, shareholders and third parties. Criteria used by the Nominating and Governance Committee in its evaluation of all candidates for nomination are set forth in our Corporate Governance Guidelines and include, but are not limited to: (i) judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company. After this evaluation process is concluded, the Nominating and Governance Committee selects and submits nominees to the Board for further consideration and approval.

No fees have been paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Shareholder Communication with the Board

As set forth in the Company’s Corporate Governance Guidelines, it is the policy of the Company and its Board to encourage free and open communication between shareholders and the Board. Any shareholder wishing to communicate with the Board should send any communication to the Corporate Secretary, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560. Any such communication must be in writing, and must state the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This policy is not designed to preclude other communications between the Board and shareholders on an informal basis.

Codes of Conduct

The Board of Directors has adopted two separate codes of conduct: a Code of Ethics for Senior Financial Officers that applies to persons holding the offices of the Chief Executive Officer, Chief Financial Officer, Treasurer and principal accounting officer of the Company, and a Code of Business Conduct and Ethics that applies to all Company employees, officers, directors, agents and representatives (including consultants, advisors and independent contractors) of the Company. Each code is available on the Company’s website at www.charlesandcolvard.com or www.charlesandcolvard.com. The Company intends to satisfy the disclosure requirement regarding any material amendment to a provision of either code that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer and principal accounting officer by posting such information on its website. Any waivers of the Code of Ethics for any executive officer or director, including but not limited to the Chief Executive Officer and Chief Financial Officer, must be approved by the Board and will be disclosed on a Form 8-K filed with the SEC, along with the reasons for the waiver.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2008, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;

•

Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

This Report is submitted by the Audit Committee.

Ms. Laura C. Kendall, Chairperson

Mr. Ollin B. Sykes

Ms. Lynn L. Lane

INFORMATION CONCERNING EXECUTIVE OFFICERS

Certain information regarding our executive officers is set forth below. Executive officers are appointed by and serve at the pleasure of the Board. The information appearing below and certain information regarding beneficial ownership of securities by such executive officers contained in this proxy statement has been furnished to the Company by the executive officers. Information regarding Mr. Bird is included in the director profiles set forth above.

Neil S. Boss (33) has served as Controller of the Company since 2002, and was appointed as the principal financial officer and principal accounting officer of the Company in October 2008. Mr. Boss has worked for the Company since April 1998 and earned his Bachelor of Science degree in Accounting from Pennsylvania State University.

Dennis M. Reed (41) served as President and Chief Marketing Officer of the Company from March 2007 to February 2009. From May 2005 to March 2007, Mr. Reed served as Executive Vice President of Sales and Chief Marketing Officer of the Company. From October 2002 to May 2005, Mr. Reed served as the Vice President of Sales of the Company. Mr. Reed earned his Bachelor of Science degree in Finance from Virginia Polytechnic Institute and State University.

Carl A. Mielke (53) served as Senior Vice President of Sales of the Company from March 2007 to February 2009. From March 2003 to March 2007, he was Executive Vice President of Sales of Citizen Watch Co., a $4.0 billion international watch manufacturer. At Citizen, Mr. Mielke was responsible for all sales, supply chain/inventory and merchandising of Citizen, in addition to service as a member of the Executive Committee. Mr. Mielke earned his Bachelor of Arts degree in Business Administration from Gettysburg College.

Steven L. Abate (46) served as Vice President of Operations of the Company from October 2008 to February 2009. From March 2007 until September 2008, Mr. Abate served as Vice President of Manufacturing of the Company. From June 2006 to February 2007, he served as Lead Director of Manufacturing of the Company. From June 2005 to May 2006, he served as Director of Engineering Services of the Company. From June 2003 to

May 2005, Mr. Abate was a Senior Manufacturing Engineer at Schneider Electric, a €11.7 billion motor control manufacturer. Mr. Abate earned his Bachelor of Science degree in Manufacturing Engineering Technology from New Jersey Institute of Technology.

Robert S. Thomas (61) served as the Chief Executive Officer of the Company from July 2000 to July 2008, as Chairman of the Board from May 2001 to July 2008 and as President from July 2000 to March 2007. Mr. Thomas is currently a consultant to the Company. From June 1998 to July 2000, Mr. Thomas served as the President and Chief Operating Officer of the Company. From November 1996 to June 1998, Mr. Thomas served as a consultant to the Company on various financing and sales related matters. Since May 2004, Mr. Thomas has served as a member of the Board of Directors of Rex Healthcare, Inc., a North Carolina hospital. Mr. Thomas earned his Bachelor of Science degree in Business Administration from West Virginia University.

James R. Braun (54) served as the Chief Financial Officer of the Company from June 2001 to September 2008 and as Treasurer and Secretary from September 2001 to September 2008. Mr. Braun is currently a consultant to the Company. Mr. Braun earned his Bachelor of Science degree in Accounting from Villanova University.

EXECUTIVE COMPENSATION

The following tables summarize the compensation paid by the Company for services in all capacities rendered to the Company during the years ended December 31, 2008 and 2007 by all individuals who served as the Company’s principal executive officer during 2008, by each of the two other most highly compensated executive officers serving as executive officers at the end of 2008 and by one departed executive officer who would have been included except for the fact that he was no longer employed by the Company at December 31, 2008. These individuals are referred to collectively as our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
			(6)	(7)	(8)
Robert S. Thomas (1)	2008	187,500	56,293	—	66,842	310,635
Former Chairman & Chief	2007	300,000	56,139	—	6,725	362,864
Executive Officer
James R. Braun (2)	2008	176,292	46,106	—	73,815	296,213
Former Chief Financial	2007	229,167	45,980	—	6,725	281,872
Officer, Secretary &
Treasurer
Dennis M. Reed (3)	2008	254,583	55,221	—	13,324	323,128
Former President & Chief	2007	249,792	55,070	—	7,582	312,444
Marketing Officer
Carl A. Mielke (4)	2008	246,875	28,137	12,500	15,403	302,915
Former Senior Vice President	2007	186,539	20,611	37,500	4,860	249,510
of Sales
Steven L. Abate (5)	2008	130,104	179	—	12,203	142,486
Former Vice President of	2007	127,083	179	4,067	7,582	138,911
Operations

(1)

Mr. Thomas did not receive any separate compensation for serving as a director of the Company. On July 21, 2008, Mr. Thomas resigned as the Company’s Chief Executive Officer, Chairman of the Board of Directors and as a director. Payments of $52,083 to Mr. Thomas pursuant to the Consulting Agreement are included in the

“All Other Compensation” column in the table above. See “Narrative to Summary Compensation Table – Consulting Agreement with Mr. Thomas” below.

(2)	Effective September 30, 2008, Mr. Braun resigned as the Company’s Chief Financial Officer, Vice President of Finance, Secretary and Treasurer. Payments of $58,500 to Mr. Braun pursuant to the Severance Agreement are included in the “All Other Compensation” column in the table above. See “Narrative to Summary Compensation Table – Severance Agreement with Mr. Braun” below.

(3)	Mr. Reed received 90% of his base salary during the three-month period ending December 31, 2008. On February 5, 2009, the Company ended its employment relationship with Mr. Reed.

(4)	Mr. Mielke became an employee of the Company in March 2007 and his employment agreement stipulated a $50,000 cash bonus, payable after one year of service. The Company expensed $12,500 and $37,500 of his bonus in 2008 and 2007, respectively. Mr. Mielke received 90% of his base salary during the three-month period ending December 31, 2008. On February 5, 2009, the Company ended its employment relationship with Mr. Mielke.

(5)	Mr. Abate received 90% of his base salary during the three-month period ending December 31, 2008. On February 5, 2009, the Company ended its employment relationship with Mr. Abate.

(6)	The amounts shown in the “Option Awards” column equal the dollar amount recognized by the Company during the applicable year as compensation expense for financial reporting purposes in accordance with FAS 123R as a result of options granted in 2006 for Mr. Thomas, Mr. Braun, Mr. Reed and Mr. Abate and in 2007 for Mr. Mielke. Stock options issued were valued at $6.42 per option for Mr. Thomas, Mr. Braun and Mr. Reed, $4.22 per option for Mr. Mielke and $9.27 per option for Mr. Abate, using the Black-Scholes option valuation model. The compensation associated with the options is being recorded as expense over the option vesting periods. During 2007 and 2008, Mr. Thomas forfeited 72,187 and 22,715 stock options, respectively, due to the expiration date of the respective options.

(7)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect (i) short-term incentive bonus payments made to the Named Executive Officers for attainment of a portion of the “key objective” component with respect to performance in the applicable year, in accordance with the terms of our Management Incentive Plan (see “Narrative to Summary Compensation Table – Management Incentive Plan” below) and (ii) with respect to Mr. Mielke, the amount expensed by the Company in 2008 and 2007 with respect to his bonus as noted in footnote (4) above.

(8)	The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of Company-paid disability insurance at an annual cost of $780 per executive, for which the definition of disability is different for Named Executive Officers as opposed to all other employees. Additional items shown in the “All Other Compensation” column include certain items available to all Company employees which include Company-paid medical and dental for the individual and partially for their dependants, the Company matched portion of the 401(k) Retirement program for all U.S. employees that was established in February 2008, premiums for $25,000 of life insurance and, for Mr. Thomas and Mr. Braun, the amount of accrued vacation paid to each of them at the end of their employment with the Company in 2008.

Narrative to Summary Compensation Table

Employment Agreements

Though the Company has ended its employment relationship with each of the Named Executive Officers (Mr. Thomas in July 2008, Mr. Braun in September 2008 and Messrs. Reed, Mielke and Abate in February 2009), the following are material terms of the employment agreements the Company had entered into with each of the Named Executive Officers, including those terms necessary to an understanding of the compensation received by each of the Named Executive Officers for the years ended December 31, 2007 and 2008.

The Company had entered into an employment agreement with Robert S. Thomas, the Company’s former Chairman of the Board of Directors and former Chief Executive Officer on March 1, 1999, as amended August 28, 2007. Under his employment agreement, Mr. Thomas was entitled to (i) participate in the Company’s incentive compensation plans; (ii) receive such benefits as made available to other employees of the Company, including, but not limited to, life, medical and disability insurance, retirement benefits and such vacation as made available to other employees of the Company (the “Employee Benefits”) and (iii) receive an annual base salary (most recently $300,000 in fiscal 2008). If the Company terminated Mr. Thomas’ employment without “just cause” (as defined in Mr. Thomas’ employment agreement), Mr. Thomas was entitled to receive his annual base salary for a one year period from such termination date, and the Company would take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan. If the Company experienced a change of control and Mr. Thomas voluntarily terminated his employment for good reason (as defined in the employment agreement), within 12 months after such change of control, following a reduction in his responsibilities, a material reduction in pay or position, or if he was forced to relocate over 50 miles, or if his employment was terminated following such change of control, the Company was obligated to pay Mr. Thomas a lump sum equal to 2.99 times his base salary and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan would immediately vest and become exercisable.

The Company had entered into an employment agreement with James R. Braun, the Company’s former Vice President-Finance, Chief Financial Officer, Secretary and Treasurer, on June 4, 2001, as amended August 28, 2007. Under his employment agreement, Mr. Braun was entitled to (i) participate in the Company’s incentive compensation plans; (ii) receive the Employee Benefits and (iii) receive an annual base salary (most recently $235,000 in fiscal 2008). Mr. Braun had rights similar to those granted to Mr. Thomas in the event his employment was terminated without “just cause” (but with “just cause” as defined in Mr. Braun’s employment agreement and which determination was to be made in the sole discretion of the Board) or in the event of a change of control.

The Company had entered into an employment agreement with Dennis M. Reed, the Company’s former President and Chief Marketing Officer, on August 1, 2004, as amended August 28, 2007. Under his employment agreement, Mr. Reed was entitled to (i) participate in the Company’s incentive compensation plans; (ii) receive the Employee Benefits and (iii) receive an annual base salary (most recently $260,000 in fiscal 2008). Mr. Reed had rights similar to those granted to Mr. Thomas in the event his employment was terminated without “just cause” (but with “just cause” as defined in Mr. Reed’s employment agreement and which determination was to be made in the sole discretion of the Board) or in the event of a change of control. Upon the termination of his employment with the Company, Mr. Reed is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The Company had entered into an employment agreement with Carl A. Mielke, the Company’s former Senior Vice President of Sales on March 19, 2007, as amended August 28, 2007. Under his employment agreement, Mr. Mielke was entitled to (i) participate in the Company’s incentive compensation plans; (ii) receive substantially similar Employee Benefits; (iii) receive an annual base salary of $250,000 and (iv) receive a cash bonus of $50,000 and a moving allowance of up to $90,000. Mr. Mielke had rights similar to those granted to Mr. Thomas in the event his employment was terminated without “just cause” (but with “just cause” as defined in Mr. Mielke’s employment agreement and which determination was to be made in the sole discretion of the Board) or in the event of a change of control. Upon termination of his employment with the Company, Mr. Mielke is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The Company had entered into an employment agreement with Steven L. Abate, most recently the Company’s former Vice President of Operations on December 5, 2007. Under his employment agreement, Mr. Abate was entitled to (i) participate in the Company’s incentive compensation plans; (ii) receive the Employee Benefits; and (iii) receive an annual base salary (most recently $145,000 in fiscal 2008). Mr. Abate had rights similar to those granted to Mr. Thomas in the event his employment was terminated without “just cause” (but with “just cause” as defined in Mr. Abate’s employment agreement and which determination was to be made in the sole discretion of the Board) or in the event of a change of control. Upon termination of this employment with the Company, Mr. Abate is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

Consulting Agreement with Mr. Thomas

Following Mr. Thomas’ resignation as the Company’s Chief Executive Officer, Chairman of the Board of Directors and as a director, the Company entered into a consulting agreement (the “Consulting Agreement”), effective July 31, 2008 (the “Effective Date”) with Mr. Thomas. Pursuant to the Consulting Agreement, Mr. Thomas is expected to make himself reasonably available for two years from the Effective Date to perform services of an advisory or consulting nature on behalf of the Company, including but not limited to litigation assistance in connection with the lawsuit involving the Company and Jewelnet Corporation d/b/a K&G Creations

and Jewelnet Acquisition Corporation d/b/a K&G Creations. In consideration of Mr. Thomas making himself available to provide such services during this two-year period, he will be paid at the rate of $10,416.67 per month in arrears. Payments of $52,083 to Mr. Thomas pursuant to the Consulting Agreement in 2008 are included in the “All Other Compensation” column of the Summary Compensation Table above. The Company will reimburse expenses reasonably incurred by Mr. Thomas in performing such services pursuant to the Company’s standard policy. Under the terms of the Consulting Agreement, Mr. Thomas was provided the option to continue his current individual and family dependent medical and dental insurance coverage under the Company’s medical and dental plans pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Mr. Thomas made this election and the Company will pay Mr. Thomas’ COBRA premiums for 18 months from the Effective Date or until such time that he is no longer eligible for such coverage. If Mr. Thomas retains his eligibility for the full 18-month period, the Company will pay approximately $15,000 in insurance premiums on his behalf. For the duration of the Consulting Agreement, any stock options granted to Mr. Thomas shall continue to vest and be exercisable following his resignation in accordance with the terms of such stock option agreement. Mr. Thomas is subject to certain confidentiality, non-compete and non-disparagement obligations under the terms of the Consulting Agreement. Additionally, the Indemnification Agreement dated December 4, 2007 between Mr. Thomas and the Company, in addition to other statutory or corporate indemnification provided to a former director and officer, expressly survived the execution of the Consulting Agreement.

Severance Agreement with Mr. Braun

Following Mr. Braun’s resignation as Vice President of Finance and Chief Financial Officer of the Company, the Company entered into a severance agreement (the “Severance Agreement”) with Mr. Braun effective as of September 30, 2008 (the “Effective Date”). Under the Severance Agreement, Mr. Braun will continue to receive his salary for eleven months after the Effective Date and will serve as a consultant to the Company to assist with certain matters at the Company’s request for twelve months after the Effective Date. Payments of $58,500 to Mr. Braun pursuant to the Severance Agreement in 2008 are included in the “All Other Compensation” column in the Summary Compensation Table above. The Company will reimburse expenses reasonably incurred by Mr. Braun in performing such services pursuant to the Company’s standard policy. Under the terms of the Severance Agreement, Mr. Braun was provided the option to continue his current individual dependent medical and dental insurance coverage under the Company’s medical and dental plans pursuant to the requirements of COBRA. As Mr. Braun made this election, the Company will pay Mr. Braun’s COBRA premiums for eleven months from the Effective Date or until such time that he is no longer eligible for such coverage. For the duration of the Severance Agreement, any stock options or restricted stock granted to Mr. Braun shall continue to vest and be exercisable following his resignation in accordance with the terms of any applicable agreements. Mr. Braun is subject to certain confidentiality, non-compete and non-disparagement obligations under the terms of the Severance Agreement.

Salary Reduction for Three Months Ended December 31, 2008

Effective October 1, 2008, each of Messrs. Reed, Abate and Mielke agreed to a reduction in their respective base salaries for the three-month period ending December 31, 2008. The salary reduction was part of the Company’s reorganization of its corporate structuring in a continuing effort to manage costs and return the Company to profitability.

Management Incentive Plan

In conjunction with the adoption by the Board of Directors of our annual business plan, the Compensation Committee annually considers and recommends a management incentive plan. Our management incentive plan for 2007 provided incentives for our executives, including the Named Executive Officers to promote successful execution of both short-term and long-term plans. For 2007, the Compensation Committee recommended, and the full Board of Directors determined, that Messrs. Thomas, Braun, Reed, and Abate, should be eligible for annual incentive opportunities under a Management Incentive Plan for 2007 (the “2007 Incentive Plan”). Mr. Mielke was not eligible for annual incentive opportunities under the 2007 Incentive Plan as he became an employee of the Company in March 2007. The goal of the 2007 Incentive Plan was to provide incentives for significant revenue growth, increased profitability, increased public market valuation and the development of human, fiscal and physical capacity to accelerate and maintain growth into the future. The 2007 Incentive Plan provided for both short-term incentives (cash payments) and long-term incentives (restricted stock awards that vest three years from the date of grant). For 2008, the Compensation Committee recommended, and the full Board of Directors determined, that a management incentive plan should not be implemented.

The 2007 Incentive Plan provided each eligible executive, as the short-term incentive, the opportunity to earn up to 40% of base salary if specific net sales, net income and corporate strategic objectives were met for the year. The 40% maximum cash award opportunity was prorated as follows: (i) key objectives – 20%; (ii) net sales – 60%; and (iii) net income – 20%. Based upon management’s recommendation, the Compensation Committee approved specific key objectives, each with an appropriate weighting, for each executive in support of the annual business plan. These objectives for each executive varied based on the executive’s individual role and functional responsibility. Thus, our manufacturing executives had key objectives focused on production activities, our sales executives had key objectives focused on revenue, retail distribution and driving increased consumer awareness, while our financial executives had key objectives focused on investor relations, asset management and administrative responsibilities. The key objectives for Mr. Thomas focused on accountability for his direct reports achieving their key objectives and progress on certain of the Company’s strategic goals. Attainment of the portion of the annual incentive determined by the “key objectives” criteria was based upon Mr. Thomas’ recommendations and the Compensation Committee’s determination as to whether executives met their specific key objectives summarized above.

Under the terms of the 2007 Incentive Plan, no annual incentive could be paid for either the net sales component or the net income component of the short-term incentive unless the Company attained 80% of the approved net sales goal and 80% of the approved net income goal, as defined based on generally accepted accounting principals, respectively. If the respective 80% goal was met, then the actual portion of each incentive was determined based upon the actual results attained for the year, with 100% of the award payable if the goal was attained. Net income includes an accrual for both the total cash bonus under the 2007 Incentive Plan and an accrual for the current year portion, if any, of compensation expense relating to any restricted stock awards. In the event the net income goal was exceeded by 150% or more, the total dollar value of all components of the short-term incentive award for an executive would be calculated, and the total short-term incentive payment would be modified, to increase the total amount of the award up to a maximum of 80% of the executive’s salary. The net sales goal was established at a level designed to provide an incentive for growth in the Company’s net sales above the net sales level for 2006, while the net income goal was designed to provide an incentive for management to retain the Company’s profitability in conjunction with the increased sales levels which were expected in 2007.

In February 2008, the Compensation Committee determined that we had not attained either our net sales or net income goals for 2007. The Compensation Committee reviewed the recommendations of Mr. Thomas in regard to the executives’ attainment of their individual key objectives. Based on the recommendation of the Compensation Committee, the Board of Directors approved an aggregate of $4,067 in discretionary short-term cash incentive payments to Mr. Abate, based on the attainment of a portion of the key objective component of the short-term incentive opportunity under the 2007 Incentive Plan. No other payments were made under the 2007 Incentive Plan to any other executive, and no long-term incentive awards were granted under the 2007 Incentive Plan to any executives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert S. Thomas (1)	65,625			0.884	05-13-2011
	50,675			1.974	02-26-2012
	52,498			3.398	02-12-2013
	65,623			7.238	02-16-2015
		26,250	(3)	12.340	02-13-2011

Total	234,421	26,250

James R. Braun (2)	39,375			1.135	06-03-2011
	15,311			1.974	02-26-2012
	26,249			3.398	02-12-2013
	26,248			7.238	02-16-2015
		21,500	(3)	12.340	02-13-2011

Total	107,183	21,500

Dennis M. Reed	32,812			3.040	10-17-2012
	6,562			3.398	02-12-2013
	26,248			7.238	02-16-2015
		25,750	(3)	12.340	02-13-2011

Total	65,622	25,750

Carl A. Mielke	6,666	13,334	(4)	6.360	03-18-2017

Total	6,666	13,334

Steven L. Abate	3,750	—		22.480	07-18-2015
	125	—		16.424	10-18-2015
	38	20	(3)	12.340	12-13-2016

Total	3,913	20

(1)	For the duration of the Consulting Agreement between the Company and Mr. Thomas, effective July 31, 2008, any stock options granted to Mr. Thomas shall continue to vest and be exercisable following his resignation in accordance with the terms of such stock option agreements.

(2)	For the duration of the Severance Agreement between the Company and Mr. Braun, effective September 30, 2008, any stock options granted to Mr. Braun shall continue to vest and be exercisable following his resignation in accordance with the terms of any applicable agreements.

(3)	The options vested and became exercisable with respect to underlying shares on February 14, 2009 for Mr. Thomas and Mr. Braun. The options for Mr. Reed and Mr. Abate would have vested on February 14, 2009. However, these options will not vest because the Company ended its employment relationships with Mr. Reed and Mr. Abate on February 5, 2009.

(4)	The options would have vested and become exercisable with respect to underlying shares as follows: 6,667 on March 19, 2009 and 6,667 on March 19, 2010. However, the options will not vest because the Company ended its employment relationship with Mr. Mielke on February 5, 2009.

All options in the table above were granted under the 1997 Omnibus Stock Plan (the “1997 Plan”). The 1997 Plan provides that, upon a change of control of the Company (as defined therein), and unless an award agreement, employment agreement or other agreement between a participant and us provides otherwise or Internal Revenue Code Section 409A or related regulations or guidance requires otherwise, all options and stock appreciation rights outstanding as of the date of the change of control will become fully exercisable, whether or not then otherwise exercisable, and any restrictions applicable to any restricted awards will be deemed to have been met, and such awards will become fully vested and payable to the fullest extent of the original grant or the applicable award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of

Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interests of participants under the 1997 Plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

Other than the change in control provisions of the 1997 Plan described above and the provisions of the employment agreements described above in the “Narrative to Summary Compensation Table - Employment Agreements,” there are no specific contracts, agreements, plans or arrangements that provide for payments to a Named Executive Officer at, following, or in connection with the resignation, retirement or other termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officer’s responsibilities following a change in control, with respect to each Named Executive Officer.

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(4)	(4)(5)
Robert S. Thomas(1)	$—	$—	$—
Frederick A. Russ	36,375	53,739	90,114
Laura C. Kendall	43,575	48,853	92,428
Lynn L. Lane	33,725	48,853	82,578
Richard A. Bird (2)	22,050	29,508	51,558
George R. Cattermole (2)	24,225	29,508	53,733
Olin B. Sykes (2)	26,250	29,508	55,758
Lisa A. Gavales (3)	5,750	19,346	25,096
Geraldine L. Sedlar (3)	5,250	19,346	24,596
Robert A. Leggett (3)	4,500	19,346	23,846

(1)	Mr. Thomas, as an employee of the Company, did not receive any compensation for serving as a director of the Company. The compensation received by Mr. Thomas pursuant to the Consulting Agreement with the Company, effective July 31, 2008, is included in the “Summary Compensation Table” above.

(2)	Messrs. Bird, Cattermole and Sykes were elected to the Board at the 2008 Annual Shareholders Meeting.

(3)	Ms. Gavales, Ms. Sedlar and Mr. Leggett did not stand for re-election to the Board at the 2008 Annual Shareholders Meeting.

(4)	Compensation in the form of cash and restricted stock awards earned by Messrs. Russ, Sykes and Cattermole and Ms. Lane and Ms. Kendall as members of the Special Committee of the Board responsible for negotiation of the Management Services Agreement between the Company and Bird Capital Group, Inc. dated February 3, 2009 will be reported as compensation for 2009.

(5)	The amounts shown in the “Stock Awards” column reflect the dollar amounts recognized as compensation expense for financial reporting purposes with respect to fiscal 2008 in accordance with FAS 123R, as a result of stock awards issued in 2007 and 2008. As of December 31, 2008, the aggregate number of unvested shares of restricted stock outstanding for each director was as follows: Mr. Russ: 41,045 shares, Ms. Kendall: 37,313 shares, Ms. Lane: 37,313 shares, Mr. Bird: 37,313 shares, Mr. Cattermole: 37,313 shares; and Mr. Sykes: 37,313 shares. No unvested shares of restricted stock were outstanding for Ms. Gavales, Ms. Sedlar and Mr. Leggett at December 31, 2008. During 2007, Mr. Russ forfeited 13,125 stock options due to the expiration date of the respective options. During 2008, Ms. Gavales forfeited 10,500 stock options due to her termination of service on the Board. During 2008, Ms. Sedlar forfeited 21,000 stock options due to her termination of service on the Board. During 2008, Ms. Kendall forfeited 10,500 stock options due to the expiration date of the respective options.

Narrative to Director Compensation Table

The table above shows compensation earned by the Board of Directors during the fiscal year ended December 31, 2008. At the February 14, 2006 meeting, the Board of Directors approved a proposal, effective May

22, 2006, whereby each non-employee director of the Company will receive (i) an annual retainer of $18,000, except for the lead director, who will receive an annual retainer of $25,000, and (ii) a per meeting fee ranging from $750 to $2,000. In May 2007 and in May 2008, the Board of Directors approved the compensation to remain at the same amounts approved in February 2006. During 2008, meeting fees for each director were reduced by 10% during the fourth quarter and one-half of each director’s annual retainer was also reduced by 10%. In addition, each non-employee director was granted in May 2007 and May 2008, annual restricted stock awards with a grant date value of $50,000, except for the lead director, who was granted restricted stock awards with a grant date value of $55,000. The restricted stock awards vest upon the director’s completion of a full term of service on the Board at the annual meeting of shareholders held the year following the date of grant. Directors who are employees of the Company are not separately compensated for their service on the Board of Directors. Richard A. Bird, the non-employee Chief Executive Officer of the Company since February 2009 is not separately compensated for his service on the Board of Directors.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (1)(2)
Equity compensation plans approved by security holders	739,164	$5.94	2,969,390
Equity compensation plans not approved by security holders	—	$—	—

Total	739,164	$5.94	2,969,390

(1)	Under the 2008 Stock Incentive Plan (the “2008 Plan”) the maximum number of shares that may be issued pursuant to awards granted under the 2008 Plan may not exceed the sum of (i) 3,000,000 shares, plus (ii) any shares of common stock subject to an award granted under the 1997 Omnibus Stock Incentive Plan or any other stock incentive plan maintained by the Company prior to the 2008 Plan (each, a “Prior Plan”), if the award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares pursuant to the award, or shares subject to an award granted under a Prior Plan which shares are forfeited to, or repurchased or re-acquired by, the Company. Of the amount described in the preceding sentence, no more than 3,000,000 shares may be issued under the 2008 Plan pursuant to the grant of incentive stock options.

(2)	In addition to being available for future issuance upon the exercise of stock options that may be granted after December 31, 2008, the securities shown are available for future issuance in the form of restricted stock or other stock-based awards made under the 2008 Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of common stock as of February 28, 2009 by (i) each person known by the Company to own beneficially more than five percent of the Company’s outstanding shares of common stock; (ii) each director and director nominee of the Company; (iii) each Named Executive Officer of the Company; and (iv) all current directors, director nominees and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name (1)	Common Stock Beneficially Owned	Percent of Class
Robert S. Thomas (2)	1,737,771	9.3%
Ollin B. Sykes (3)	590,760	3.2%
Frederick A. Russ (4)	448,227	2.4%
Richard A. Bird (5)	210,984	1.1%
James R. Braun (6)	143,907	*
George R. Cattermole	125,505	*
Laura C. Kendall (7)	125,435	*
Dennis M. Reed (8)	90,826	*
Lynn L. Lane (9)	75,443	*
Carl A. Mielke (10)	6,666	*
Steven L. Abate (11)	3,913	*
Directors, Nominees and Executive Officers as a Group (12 persons) (12)	3,588,584	18.9%

*	Indicates less than one percent

(1)	Unless otherwise indicated, the address of each person is 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

(2)	Includes (i) 1,449,144 shares of common stock pledged as collateral in a margin account and held jointly by Mr. Thomas and his spouse, Mary Ann Thomas, over which Mr. Thomas has shared voting and investment power and (ii) 260,671 shares of common stock issuable to Mr. Thomas upon exercise of options granted under the 1997 Omnibus Stock Plan.

(3)	Includes 4,787 shares owned solely by Lou S. Sykes, Ollin Sykes’s spouse, over which Mr. Sykes has voting and investment power.

(4)	Includes 10,500 shares of common stock issuable to Mr. Russ upon exercise of options granted under the 1997 Omnibus Stock Plan.

(5)	Includes (i) 69,021 shares owned solely by Paula Bird, Richard Bird’s spouse, over which Mr. Bird has voting and investment power and (ii) 104,650 shares of common stock held jointly by Mr. Bird and his spouse, Paula Bird, over which Mr. Bird has shared voting and investment power.

(6)	Includes (i) 6,562 shares of common stock held jointly by Mr. Braun and his spouse, Cherie Braun, over which Mr. Braun has shared voting and investment power, and (ii) 128,683 shares of common stock issuable to Mr. Braun upon exercise of options granted under the 1997 Omnibus Stock Plan.

(7)	Includes 21,000 shares of common stock issuable to Ms. Kendall upon exercise of options granted under the 1997 Omnibus Stock Plan.

(8)	Includes (i) 25,204 shares of common stock held jointly by Mr. Reed and his spouse, Bonnie Reed, over which Mr. Reed has shared voting and investment power and (ii) 65,622 shares of common stock issuable to Mr. Reed upon exercise of options granted under the 1997 Omnibus Stock Plan.

(9)	Includes (i) 16,760 shares of common stock held jointly by Ms. Lane and her spouse, Lewis Patrick Lane, III, over which Ms. Lane has shared voting and investment power and (ii) 10,500 shares of common stock issuable to Ms. Lane upon exercise of options granted under the 1997 Omnibus Stock Plan.

(10)	Includes 6,666 shares of common stock issuable to Mr. Mielke upon exercise of options granted under the 1997 Omnibus Stock Plan.

(11)	Includes 3,913 shares of common stock issuable to Mr. Abate upon exercise of options granted under the 1997 Omnibus Stock Plan.

(12)	Includes (i) 1,676,128 shares of common stock over which certain directors and executive officers have shared voting and investment power, and (ii) 533,718 shares of common stock issuable upon exercise of options granted under the 1997 Omnibus Stock Plan.

RELATED PERSON TRANSACTIONS

Fairness of Transactions

Any transactions that involve the Company and one of our officers, directors and 5% or greater shareholders or their affiliates must be reviewed by the Audit Committee of our Board of Directors. The Audit Committee will analyze and consider any such transaction in accordance with our written Related Person Transactions Policy adopted by the Board of Directors on February 13, 2007 in order to determine whether the terms and conditions of the transaction are substantially the same as, or more favorable to us than, transactions that would be available from unaffiliated parties.

Our policy governs the procedures for review and consideration of all “related person transactions,” as that term is defined in our policy, to help ensure that any such transactions are timely identified and given appropriate consideration. Generally, any current or proposed financial transaction, arrangement or relationship in which a “related person” had or will have a direct or indirect material interest, in an amount exceeding $120,000 and in which we were or will be a participant, requires the approval of the Audit Committee or a majority of disinterested members of the Board. In making such approval, the Audit Committee will consider all of the relevant facts and circumstances to ensure that the proposed transaction is in the best interest of the Company and its shareholders. The term “related person” is defined by our policy and by Item 404 of Regulation S-K.

In conducting its review of any proposed related person transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including but not limited to (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; and (v) the terms available to unrelated third parties or to employees generally in an arms-length negotiation. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

In accordance with the policy, the Audit Committee will also perform an annual review of previously approved related person transactions that remain ongoing and have a remaining term of more than six months. Based on the relevant facts and circumstances, the Audit Committee shall determine if it is in our best interest to continue, modify or terminate any ongoing transaction, arrangement or relationship. During 2008 and 2007, we were not a participant in or a party to any related person transactions requiring disclosure under current SEC rules. However, on February 3, 2009, the Company entered into a Management Services Agreement (the “Agreement”) with Bird Capital Group, Inc. (“BCG”) under which BCG provides management services to the Company, including the services of Richard A. Bird, one of our current directors, as the Company’s full-time non-employee Chief Executive Officer. As Chief Executive Officer, Mr. Bird performs all normal Chief Executive Officer duties and has exclusive authority to contract for the Company and to authorize other officers to contract for the Company.

After the initial term of the Agreement (scheduled to end on December 31, 2010), the Agreement would automatically renew for three successive one-year terms unless terminated by the Company within 30 days of the receipt of audited year-end financial statements if the Company has not met certain annual sales and operating income thresholds. The Agreement is terminable “for cause” (as defined in the Agreement) or upon the death or incapacitation of Mr. Bird. BCG also may terminate the Agreement if there is a Change of Control (as defined in the Agreement) of the Company at any time prior to February 1, 2014. Upon such termination, BCG would receive all moneys and bonuses due under the Agreement plus an early termination payment equal to $1,400,000 if the Change of Control occurs before February 1, 2011 and $900,000 if the Change of Control occurs on or after February 1, 2011, provided that the early termination payment for a Change of Control on or after February 1, 2011 would be payable only if the annual sales or operating income threshold referred to above is met for the calendar year immediately preceding the Change of Control.

The Agreement provides for monthly management fees payable to BCG. BCG will receive $75,000 per month during 2009, except the monthly fee was $175,000 per month during the first two months of the Agreement to compensate BCG for the additional work with respect to the strategic plan. Beginning on January 1, 2010 and on January 1 of each succeeding year of the Agreement, the fee will be subject to certain adjustments. If 4% of the Company’s annual sales exceeds the monthly management fees paid with respect to that period, the difference will be paid to BCG. In addition, for each successive calendar year beginning January 1, 2010, the monthly management fee will be adjusted to the greater of (1) one-twelfth of 4% of the Company’s annual sales for the prior year or (2) $75,000 as adjusted for any increases in the Consumer Price Index.

The Agreement also provides for potential short and long-term bonuses payable to BCG. BCG would receive a one-time bonus equal to 10% of any realized gross profit, with certain exceptions, that is collected in cash from the reduction of finished goods inventory as of January 31, 2010 compared to January 31, 2009. In addition, BCG would receive a possible bonus based on any net amounts realized upon any settlement of certain pending litigation.

Long-term bonuses potentially payable to BCG include an annual bonus equal to 20% of the Company’s operating income before or excluding (i) interest, income taxes, depreciation and amortization, (ii) charges or accruals for long-term bonuses payable to BCG and , (iii) certain extraordinary and nonrecurring items. Upon the earlier of any Sale Transaction (as defined in the Agreement) of the Company or termination of the Agreement, BCG also will receive a one-time bonus equal to 20% of the amount by which the Company’s total market valuation exceeds the Company’s market valuation on the date of the Agreement. The Company’s market valuation is determined based on the Sale Transaction or the market price of the Company’s common stock, as applicable.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table presents aggregate fees billed (or expected to be billed) for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the audits for our annual consolidated financial statements for 2008 and 2007, and aggregate fees billed for other services rendered by the Deloitte Entities during the same periods.

	Amount of Fee
Type of Service	2008	2007
Audit Fees	$316,000	$460,000
Audit-Related Fees	$0	$0
Tax Fees	$56,000	$42,000
All Other Fees	$0	$0

Audit fees are for professional services performed for the audit of the Company’s annual financial statements including any changes in such terms, conditions and fees resulting from changes in the scope of the audit or other matters, as well as other audit services that may not have been covered by the audit engagement letter but that only the independent registered public accounting firm reasonably can provide. Audit fees also include fees billed or expected to be billed for professional services for the audit of the Company’s internal control over financial reporting under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC regulations. The Company was not required to have a separate audit of the Company’s internal control over financial reporting during the year ended December 31, 2008.

Tax fees are for the preparation of the Company’s federal and state tax return as well as certain tax consulting services.

The Board has adopted an Audit Committee Pre-Approval Policy. Pursuant to the Pre-Approval Policy, all new projects (and fees) relating to the Company’s independent registered public accounting firm either must be authorized in advance under the guidelines set forth in the Pre-Approval Policy or specifically approved in advance by the full Audit Committee. Pre-approval under the policy is generally provided for up to one year, is limited to certain projects listed in the policy, and is subject to meeting a specific budget for each project, which budget is contained in the policy. Any project that falls within the scope of the policy may be approved by the chairperson of the Audit Committee or his or her designee, while all other projects must be specifically approved by the full Audit Committee. All new projects authorized in 2008 were approved in advance by the Audit Committee.

The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to Deloitte & Touche LLP in 2008 and the proposed non-audit services and proposed fees for 2009 and determined that such services and fees were compatible with the independence of Deloitte & Touche LLP. During 2008, Deloitte & Touche LLP did not utilize any leased personnel other than permanent, full-time employees in connection with the audit.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, subject to ratification by the Company’s shareholders. Although shareholder ratification of the appointment of Deloitte & Touche LLP is not required by law, the Company desires to solicit such ratification as a matter of good corporate governance. If the appointment of Deloitte & Touche LLP is not approved by a majority of the shares cast at the annual meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2009. Deloitte & Touche LLP has acted as the independent registered public accounting firm of the Company since February 1998. Representatives of Deloitte & Touche LLP who are expected to be present at the annual meeting will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

SHAREHOLDER PROPOSALS

Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. All shareholder proposals intended to be presented at the 2010 Annual Meeting of the Shareholders of the Company must be received by the Company no later than December 11, 2009 for inclusion in the proxy statement and proxy card relating to such meeting.

In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company’s proxy statement, the Bylaws provide that the shareholder must deliver or mail timely written notice of the proposal to the Secretary of the Company. Notice will be considered timely if it is delivered or mailed to and received at the principal executive office of the Company not less than 60 calendar days and not more than 90 calendar days prior to the anniversary date of notice date in the Company’s proxy statement for the immediately preceding annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the one year anniversary of the previous year’s annual meeting of shareholders, notice by a shareholder to be timely must be received no earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Accordingly, notice of proposals to be brought before the 2010 Annual Meeting of Shareholders must be mailed or delivered to the Company’s Secretary no earlier than January 10, 2010 and no later than February 9, 2010 to be considered timely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of our outstanding shares of common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, we believe that all forms required to be filed by Section 16(a) during 2008 were filed on a timely basis except that:

•

Ollin B. Sykes, one of our directors, omitted 1,312 shares owned by Lou S. Sykes, his wife, over which Mr. Sykes has voting and investment power, on his Form 3 filed with the SEC on May 28, 2008. An amendment to Mr. Sykes’ Form 3 to include these shares was filed with the SEC on March 11, 2009.

ADDITIONAL INFORMATION

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules are available on the Company’s website at www.charlesandcolvard.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to Kei Advisors, LLC, Attention: Deborah Pawlowski, 12 Fountain Plaza, Buffalo, New York 14202.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in the same household. A shareholder may obtain a separate copy of either document by submitting a written request to Kei Advisors, LLC, Attention: Deborah Pawlowski, 12 Fountain Plaza, Buffalo, New York 14202 or by calling 716.843.3908. Any shareholder who wants to receive separate copies of the proxy statement and annual report in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact Kei Advisors, LLC at the above address and telephone number.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

By Order of the Board of Directors,

George R. Cattermole Chairman April 10, 2009

P R O X Y

Charles & Colvard, Ltd.

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2009: The notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2008 Annual Report to Shareholders are available at http://www.irproxy.charlesandcolvard.com.

The undersigned shareholder of Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), hereby appoints Richard A. Bird and Neil S. Boss as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, no par value, of the Company held of record by the undersigned on March 31, 2009 at the Annual Meeting of the Shareholders of the Company to be held on May 18, 2009 or any adjournment thereof.

1.	PROPOSAL TO FIX THE NUMBER OF MEMBERS ELECTED TO THE BOARD OF DIRECTORS AT FOUR.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

2.	ELECTION OF DIRECTORS
☐ FOR all nominees listed below

Nominees:

Richard A. Bird Laura C. Kendall George R. Cattermole Ollin B. Sykes

☐ WITHHOLD AUTHORITY for all nominees

☐ FOR all nominees EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to “FOR all nominees EXCEPT” and then mark the box next to each nominee for whom you wish to withhold authority to vote.

Nominees:

Richard A. Bird ☐ Laura C. Kendall ☐ George R. Cattermole ☐ Ollin B. Sykes ☐

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE PROPOSALS DESCRIBED HEREIN IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.

(continued on other side)

Please sign this proxy exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held by a corporation, please sign the full name of the corporation by an authorized officer, giving full title as such. If shares are held by a partnership, please sign the full name of the partnership by an authorized person.

Signature:

Signature:
(if held jointly)

Dated:

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

By executing this proxy, you hereby ratify and confirm all that said attorneys in fact, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledge receipt of the Charles & Colvard, Ltd. Notice of Annual Meeting, Annual Report and Proxy Statement.